As filed with the Securities and Exchange Commission on July 23, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Revance Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0551645
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

7555 Gateway Boulevard

Newark, California 94560

(Address of principal executive offices) (Zip code)

Revance Therapeutics, Inc. Amended and Restated 2014 Inducement Plan

Hint, Inc. 2017 Equity Incentive Plan

(Full titles of the plans)

Mark J. Foley

President and Chief Executive Officer

Revance Therapeutics, Inc.

7555 Gateway Boulevard

Newark, California 94560

(510) 742-3400

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Gordon K. Ho

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Revance Therapeutics, Inc. Amended and Restated 2014 Inducement Plan
In respect of available share reserve: Common Stock, par value $0.001 per share	1,089,400	$24.19	(2)	$26,352,586.00	$3,420.57
Hint, Inc. 2017 Equity Incentive Plan (the “HintMD Plan”)
In respect of available share reserve: Common Stock, par value $0.001 per share	62,077	$24.19	(2)	$1,501,642.63	$194.91
In respect of assumed stock options: Common Stock, par value $0.001 per share	801,600	$2.20	(3)	$1,763,520.00	$228.90
In respect of assumed restricted stock awards: Common Stock, par value $0.001 per share	397,269	$24.19	(2)	$9,609,937.11	$1,247.37
Total:	2,350,346				$5,091.75

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock, as applicable.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based upon the price of $24.19 per share, which was the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market for July 22, 2020 (rounded up to the nearest cent).

(3)

Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based upon the weighted average per share exercise price (rounded to nearest cent) for certain outstanding stock options granted under the HintMD Plan. The Registrant has assumed certain of the stock options issued under the HintMD Plan pursuant to the Merger Agreement (as defined below).

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $129.80 per $1,000,000 of the Proposed Maximum Aggregate Offering Price.

EXPLANATORY NOTE

On July 23, 2020, Revance Therapeutics, Inc. (the “Registrant”) completed the merger of Heart Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Registrant (“Merger Sub”), with and into Hint, Inc., a Delaware corporation (“HintMD”), with HintMD surviving as a wholly-owned subsidiary of the Registrant (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated as of May 18, 2020 (the “Merger Agreement”), by and among the Registrant, Merger Sub, HintMD and Fortis Advisors LLC, solely in its capacity as the securityholders’ representative. Pursuant to the Merger Agreement, each option to purchase shares of HintMD Common Stock that was outstanding and unexercised immediately prior to the effective time of the Merger under the Hint, Inc. 2017 Equity Incentive Plan (the “HintMD Plan”) (other than options held by former employees or former service providers of HintMD), whether or not vested, was converted into and became an option to purchase shares of the Registrant’s common stock, and the Registrant assumed the HintMD Plan. The Registrant is filing this Registration Statement for the purpose of registering 1,260,946 shares of the Registrant’s Common Stock that may be offered or issued pursuant to awards granted or that may in the future be granted under the HintMD Plan.

The Registrant is also filing this Registration Statement for the purpose of registering 1,089,400 additional shares of the Registrant’s Common Stock that may be offered or issued under the Revance Therapeutics, Inc. Amended and Restated 2014 Inducement Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participant in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K (File No. 001-36297) for the fiscal year ended December 31, 2019, filed with the SEC on February 26, 2020;

(b)

The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, from the Registrant’s  Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 26, 2020;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 7, 2020;

(d)

The Registrant’s Current Reports on Form 8-K filed with the SEC on January  9, 2020, January  10, 2020, February  7, 2020, February  10, 2020, February  14, 2020, May  15, 2020, May  19, 2020, May  21, 2020, June 1, 2020 and July 23, 2020;

(e)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(f)

The description of the Registrant’s Common Stock contained in the registration statement on Form 8-A registering the Registrant’s Common Stock under Section 12 of the Exchange Act filed with the SEC on February 4, 2014, including any amendments or reports filed for purposes of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the Delaware law, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The registrant’s certificate of incorporation and bylaws include provisions which (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Delaware law and (ii) require the registrant to indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. The registrant believes that these provisions are necessary to attract and retain qualified persons as directors and executive officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the registrant’s best interests or the best interests of the registrant’s stockholders, for any transaction from which the director derived an improper personal benefit, and any act related to unlawful stock repurchases, redemptions or other distribution or payments of dividends. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The registrant has entered into indemnity agreements with certain of its directors and executive officers that require the registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was one of the registrant’s directors or executive officers, provided, among other things, that such person’s conduct was not knowingly fraudulent or deliberately dishonest or constituted willful misconduct. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The registrant maintains an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit No.	Filed On

4.1	Amended and Restated Certificate of Incorporation	8-K	001-36297	3.1	February 11, 2014	—

4.2	Amended and Restated Bylaws	S-1	333-193154	3.4	December 31, 2013	—

4.3	Form of Common Stock Certificate	S-1/A	333-193154	4.4	February 3, 2014	—

4.4	Indenture, dated as of February 14, 2020, by and between Revance Therapeutics, Inc. and U.S. Bank National Association, as Trustee	8-K	001-36297	4.1	February 14, 2020	—

4.5	Form of Global Note, representing Revance Therapeutics, Inc.’s 1.75% Convertible Senior Notes due 2027 (included as Exhibit A to the Indenture filed as Exhibit 4.4)	8-K	001-36297	4.2	February 14, 2020	—

5.1	Opinion of Cooley LLP	—	—	—	—	X

23.1	Consent of Independent Registered Public Accounting Firm	—	—	—	—	X

23.2	Consent of Cooley LLP (included in Exhibit 5.1)	—	—	—	—	X

24.1	Power of Attorney (included on the signature page to this registration statement)	—	—	—	—	X

99.1	Revance Therapeutics, Inc. Amended and Restated 2014 Inducement Plan	8-K	001-36297	99.1	December 14, 2015	—

99.2	Hint, Inc. 2017 Equity Incentive Plan	—	—	—	—	X

ITEM 9. UNDERTAKINGS

1.    The undersigned registrant hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on July 23, 2020.

REVANCE THERAPEUTICS, INC.

By:	/s/ Mark J. Foley
Mark J. Foley
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark J. Foley, Tobin C. Schilke and Dwight Moxie, jointly and severally, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Mark J. Foley Mark J. Foley	President, Chief Executive Officer and Director (Principal Executive Officer)	July 23, 2020

/s/ Tobin C. Schilke Tobin C. Schilke	Chief Financial Officer (Principal Financial and Accounting Officer)	July 23, 2020

/s/ Angus C. Russell Angus C. Russell	Director, Chairman	July 23, 2020

/s/ Jill Beraud Jill Beraud	Director	July 23, 2020

/s/ Robert Byrnes Robert Byrnes	Director	July 23, 2020

/s/ Julian S. Gangolli Julian S. Gangolli	Director	July 23, 2020

/s/ Phyllis Gardner Phyllis Gardner, M.D.	Director	July 23, 2020

/s/ Chris Nolet Chris Nolet	Director	July 23, 2020

/s/ Aubrey Rankin Aubrey Rankin	Director	July 23, 2020

/s/ Philip J. Vickers Philip J. Vickers, Ph.D.	Director	July 23, 2020